                           EXHIBIT 21 -- SUBSIDIARIES


1. The Registrant has two direct subsidiaries and owns 100% of the outstanding capital stock of each:

   a. PrimeVision Health, Inc., a Delaware corporation; and

   b. OptiCare Eye Health Centers, Inc., a Connecticut corporation.


2. PrimeVision Health, Inc., owns 100% of the outstanding capital stock of the following corporations:


   a. Accountable Eye Care Associates, Inc., a California corporation;

   b. Consolidated Eye Care, Inc., a North Carolina corporation;

   c. PrimeVision Central, Inc., a Delaware corporation;

   d. PrimeVision East, Inc., a Delaware corporation;

   e. PrimeVision North Carolina, Inc., a North Carolina corporation;

   f. PrimeVision University, Inc.;

   g. PrimeVision West, Inc., a Delaware corporation.

   h. Cohen Systems, Inc., a Florida corporation.


3. Consolidated Eye Care, Inc., owns 100% of the outstanding capital stock or equity interests (except as noted) of the following entities:

   a. AECC Total Vision Health Plan of Texas, Inc., a Texas corporation;

   b. Association of Eye Care Centers Total vision Health Plan, Inc., a North Carolina corporation;

   c. Eye Care Eyes, a North Carolina general partnership; Consolidated Eye Care, Inc., owns a 50% equity interest in the partnership, and 2 other persons own the balance of equity interests.


4. Accountable Eye Care Associates, Inc., owns 51% of the capital stock of Georgia Eye Care, Inc., a Georgia corporation.